                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                      OLD GUARD GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                             OLD GUARD GROUP, INC.
                                2929 LITITZ PIKE
                                 P.O. BOX 3010
                       LANCASTER, PENNSYLVANIA 17604-3010

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 12, 1998

To the Shareholders of Old Guard Group, Inc.:

    Notice is hereby given that the Annual Meeting (the "Meeting") of the holders of Common Stock (the "Common Stock") of Old Guard Group, Inc. (the "Company") will be held at the Eden Resort Inn, located at the intersection of Route 272 and Route 30, Lancaster, Pennsylvania on Tuesday, May 12, 1998, at 10:00 a.m., local time:

        1. To elect three Class II directors to hold office for three years from the date of election and until their successors shall have been elected and qualified and to elect two Class I directors to hold office for two years from the date of election and until their successors shall have been elected and qualified (Matter No. 1).

        2. To ratify the appointment by the Company's Board of Directors of Coopers & Lybrand L.L.P. as the Company's independent auditors for the fiscal year ending December 31, 1998 (Matter No. 2).

        3. To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

    Holders of record of issued and outstanding shares of Common Stock at the close of business on March 1, 1998 are entitled to notice of, and to vote at, the Meeting. Such shareholders may vote in person or by proxy. The stock transfer books of the Company will not be closed.

    The Board of Directors of the Company cordially invites you to attend the Meeting. Whether or not you are personally present, it is important that your shares be represented at the Meeting. Accordingly, please sign and return your proxy in the enclosed envelope.

                                          By Order of the Board of Directors,

                                          /s/ Steven D. Dyer

                                          Steven D. Dyer,
                                          Secretary

Dated: Lancaster, Pennsylvania
     April 16, 1998

    SHAREHOLDERS ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE. THE PROXY IS REVOCABLE AT ANY TIME BY A WRITTEN INSTRUMENT, INCLUDING A LATER DATED PROXY, SIGNED IN THE SAME MANNER AS THE PROXY AND RECEIVED BY THE SECRETARY OF THE COMPANY AT OR BEFORE THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY BY VOTING IN PERSON.

                                     [LOGO]

                             OLD GUARD GROUP, INC.
                                2929 LITITZ PIKE
                                 P.O. BOX 3010
                       LANCASTER, PENNSYLVANIA 17604-3010
                            ------------------------

                                PROXY STATEMENT
                               FOR ANNUAL MEETING
                                  MAY 12, 1998

                                    GENERAL

INTRODUCTION

    Old Guard Group, Inc. (the "Company") is a Pennsylvania business corporation headquartered at 2929 Lititz Pike, Lancaster, Pennsylvania 17604-3010. The Company owns all of the capital stock of Old Guard Insurance Company ("Old Guard"), Old Guard Fire Insurance Company ("Old Guard Fire"), First Patriot Insurance Company ("First Patriot" and collectively with Old Guard and Old Guard Fire, the "Insurance Companies") and 80% of the capital stock of First Delaware Insurance Company ("First Delaware"). The Company also owns, directly and indirectly, interests in other insurance related entities.

SOLICITATION OF PROXIES

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the Annual Meeting (the "Meeting") of holders of common stock (the "Common Stock") of the Company to be held at the Eden Resort Inn, located at the intersection of Route 272 and Route 30, Lancaster, Pennsylvania, at 10:00 a.m., local time, on Tuesday, May 12, 1998, and at any adjournment or adjournments thereof. The approximate date upon which this Proxy Statement and the accompanying proxy were first sent, given or otherwise made available to shareholders was April 16, 1998. In addition to the use of the mails, proxies may be solicited by personal interview and telephone by directors, officers and employees of the Company and its subsidiaries. The Company will pay all costs of soliciting proxies.

VOTING SECURITIES

    Holders of record of the Common Stock at the close of business on March 1, 1998 (the "Record Date") are entitled to notice of, and to vote at, the Meeting.

    At the Meeting, each shareholder is entitled to one vote for each share of Common Stock registered in the shareholder's name at the close of business on the Record Date. On the Record Date, there were 4,204,910 shares of Common Stock outstanding and, accordingly, holders of Common Stock are entitled to cast a total of 4,204,910 votes at the Meeting. Holders of Common Stock are not entitled to cumulate votes in elections of directors.

    If the enclosed form of proxy is appropriately marked, signed and returned in time to be voted at the Meeting, the shares represented by the proxy will be voted in accordance with the instructions marked thereon. Signed proxies not marked to the contrary will be voted "FOR" the election of the nominees of the Company's Board of Directors, and "FOR" the ratification of Coopers & Lybrand L.L.P. as the Company's independent auditors for 1998. Signed proxies will be voted "FOR" or "AGAINST" each other matter that properly comes before the Meeting or any adjournment or adjournments thereof, at the discretion of the persons named as proxyholders.

RIGHT OF REVOCATION

    Any shareholder giving a proxy has the power to revoke it by a written instrument, including a later dated proxy, signed in the same manner as the proxy and received by the Secretary of the Company prior to its exercise. Any shareholder attending the Meeting may also revoke his proxy by voting in person at the Meeting.

QUORUM

    Under the Company's Bylaws, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast will constitute a quorum for the transaction of business at the Meeting.

PRINCIPAL SHAREHOLDERS

    The following table sets forth information, as of the Record Date, as to beneficial owners, either directly or indirectly, of 5% or more of the outstanding shares of Common Stock and as to the right and power of the Company, directly or indirectly, to vote shares of Common Stock.

                                                                      AMOUNT
                                                                        OF
NAME AND ADDRESS OF                                                 BENEFICIAL
OF BENEFICIAL OWNER                                                  OWNERSHIP    CLASS PERCENT
------------------------------------------------------------------  -----------  ---------------
Bank of Lancaster County, N.A.,                                        405,491(1)         9.64%
Trustee of the Old Guard Group, Inc.
Employee Stock Ownership Plan Trust Under Old Guard Group, Inc.
Employee Stock Ownership Plan Trust Agreement dated January 1,
1997
c/o Trust Technical Services
1097 Commercial Avenue
P.O. Box 38
East Petersburg, PA 17520-0038

Quest Advisory Corp.                                                   405,000           9.63%
1414 Avenue of the Americas
9th Floor
New York, NY 10019

------------------------

(1) As of the Record Date, 405,491 shares of Common Stock were held of record by a nominee for the Bank of Lancaster County, N.A., trustee for the Old Guard Group, Inc. Employee Stock Ownership Plan (the "ESOP"). Once shares held by the ESOP are allocated to an individual participant account, shares are voted in the manner directed by the participant. Shares allocated to an individual participant account for which no direction is given and unallocated shares are voted for or against all matters in the same proportion as allocated shares for which direction has been received. As of December 31, 1997, 21,434 shares of Common Stock had been allocated to the accounts of ESOP participants.

                                  MATTER NO. 1
                             ELECTION OF DIRECTORS

GENERAL

    The Articles of Incorporation of the Company provide that the Company's business shall be managed by a Board of Directors of not less than 6 and not more than 25 persons. The Company's Board, as provided in the Articles of Incorporation, is divided into three classes: Class I, Class II and Class III, each class being as nearly equal in number as possible. Under the Company's Bylaws, a person elected to fill a vacancy on the Board of Directors serves as a director for the remaining term of office of the Class to which he or she was elected. The directors in each Class serve terms of three years each and until their successors are elected and qualified.

    The Board of Directors fixed the number of directors in Class II at three and has nominated the three nominees listed below for election as Class II directors. In addition, the Board of Directors has increased the number of directors in Class I to four and has nominated two individuals to fill the vacancies created thereby. Each of the Board nominees for election as Class II director is presently a director of the Company. Neither nominee for election as a Class I director is presently a director of the Company although Mr. Kreider is a director of each of the Insurance Companies.

    The Bylaws of the Company permit nominations for election to the Board of Directors to be made by the Board of Directors or by any shareholder entitled to vote for the election of directors. All nominations are referred to the Nominating Committee of the Board of Directors for consideration. Nominations for director to be made at the Meeting by shareholders entitled to vote for the election of directors must be preceded by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Company not less than 90 days prior to the Meeting, which notice must contain certain information specified in the Bylaws. No notice of nomination for election as a director has been received from a shareholder as of the date of this Proxy Statement. If a nomination is attempted at the Meeting that does not comply with the procedures required by the Bylaws or if any votes are cast at the Meeting for any candidate not duly nominated, then such nomination and/or such votes will be disregarded.

    The three nominees who receive the highest number of votes cast at the Meeting for Class II directors will be elected as Class II directors and the two nominees who receive the highest number of votes cast at the Meeting for Class I directors will be elected as Class I directors. Abstentions and broker non-votes will not constitute or be counted as "votes" cast for purposes of the Meeting. Shares represented by properly executed proxies will be voted for the three Class II nominees and the two Class I nominees listed below unless otherwise specified on a shareholder's proxy card. Any shareholder who wishes to withhold authority from the proxyholders to vote for the election of directors, or to withhold authority to vote for any individual nominee, may do so by marking the proxy to that effect. No proxy may be voted for a greater number of persons than the number of nominees named.

    If any of the nominees listed below become unable to accept nomination or election, the proxyholders may exercise their voting power in favor of such other person or persons as the Board of Directors may recommend. The Company, however, at present has no reason to believe that any nominee listed below will be unable to serve as a director, if elected.

    The principal occupation for the last five years for each nominee for director and each continuing director, together with certain other relevant information, is set forth below.

               NOMINEES AS CLASS II DIRECTORS TO SERVE UNTIL 2001

                                                                                     BUSINESS EXPERIENCE
                                                      DIRECTOR                    FOR THE LAST FIVE YEARS;
NAME                                        AGE       SINCE(1)                       OTHER DIRECTORSHIPS
--------------------------------------      ---      -----------  ---------------------------------------------------------
James W. Appel........................          53         1980   Director, the Company, the Insurance Companies and First
                                                                  Delaware; Partner, Appel & Yost LLP (law firm); Vice
                                                                  President, Aardvark Abstracting, Inc. (title insurance
                                                                  agency).
M. Scott Clemens......................          50         1994   Director, the Company and Old Guard; President/ Owner,
                                                                  John T. Fretz Insurance Agency, Inc.; prior thereto,
                                                                  Insurance Agent, P/C Insurance Agency.
G. Arthur Weaver......................          64         1966   Director, the Company, Old Guard and Old Guard Fire;
                                                                  Insurance and Real Estate Agent, George A. Weaver, Inc.;
                                                                  Director, Sovereign Bancorp, Inc. and Sovereign Bank,
                                                                  F.S.B.

               NOMINEES AS CLASS I DIRECTORS TO SERVE UNTIL 2000

                                                                                     BUSINESS EXPERIENCE
                                                      DIRECTOR                    FOR THE LAST FIVE YEARS;
NAME                                        AGE       SINCE(1)                       OTHER DIRECTORSHIPS
--------------------------------------      ---      -----------  ---------------------------------------------------------
Karen M. Balaban......................          44       --       Partner, Saul Ewing Remick and Saul (law firm) 1997 to
                                                                  present; prior thereto Partner, Schnader Harrison Segal
                                                                  and Lewis (law firm).
Noah W. Kreider, Jr. .................          65         1987   Director, the Insurance Companies; Owner/ operator,
                                                                  Kreider Farms.

                CONTINUING CLASS I DIRECTORS SERVING UNTIL 2000

                                                                                     BUSINESS EXPERIENCE
                                                      DIRECTOR                    FOR THE LAST FIVE YEARS;
NAME                                        AGE       SINCE(1)                       OTHER DIRECTORSHIPS
--------------------------------------      ---      -----------  ---------------------------------------------------------
Luther R. Campbell, Jr. ..............          69         1992   Director, the Company, Old Guard and First Patriot;
                                                                  Partner, Campbell Rappold & Yurasits LLP (C.P.A. firm);
                                                                  Director, Piel & Egan P.C. (law firm); Member, First
                                                                  Union North Advisory Board and First Union Lehigh Valley
                                                                  Advisory Board; prior thereto, Director, First Fidelity
                                                                  Bancorporation.
Robert L. Wechter.....................          72         1956   Director, the Company, Old Guard and Old Guard Fire;
                                                                  Owner, Robert L. Wechter Insurance Agency; prior thereto,
                                                                  Vice-President, Claims Department, Old Guard.

               CONTINUING CLASS III DIRECTORS TO SERVE UNTIL 1999

                                                                                     BUSINESS EXPERIENCE
                                                      DIRECTOR                    FOR THE LAST FIVE YEARS;
NAME                                        AGE       SINCE(1)                       OTHER DIRECTORSHIPS
--------------------------------------      ---      -----------  ---------------------------------------------------------
John E. Barry.........................          72         1971   Director, the Company and Old Guard Fire; Retired
                                                                  Representative, Hopper Soliday & Co., Inc. (investment
                                                                  banking and brokerage firm); prior thereto, Registered
                                                                  Representative, Hopper Soliday & Co., Inc.
David E. Hosler.......................          47         1985   Chairman, President, Chief Executive Officer and
                                                                  Director, the Company; Director and Chairman, the
                                                                  Insurance Companies; President and Chief Executive
                                                                  Officer, Old Guard and Old Guard Fire; Chief Executive
                                                                  Officer, First Patriot; and Director and Chairman, First
                                                                  Delaware.
Richard B. Neiley, Jr. ...............          71         1991   Director, the Company and the Insurance Companies;
                                                                  Retired Insurance Executive, Harleysville Insurance
                                                                  Group; prior thereto Independent Insurance Consultant.

------------------------

(1) Indicates year first elected as a director of one or more of the Insurance Companies. All current members of the Board of Directors of the Company have served as directors of the Company since its incorporation in May 1996.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth information concerning the number of shares of Common Stock held as of the Record Date by each nominee for director, each present director and each named executive officer set forth in the compensation tables herein.

                                                                                   SOLE        SHARED
                                                                      TOTAL      VOTING OR    VOTING OR
                                                                   BENEFICIAL   DISPOSITIVE  DISPOSITIVE   PERCENT OF
NAME OF BENEFICIAL OWNER                                            OWNERSHIP      POWER        POWER       CLASS(1)
-----------------------------------------------------------------  -----------  -----------  -----------  -------------
DIRECTORS
James W. Appel(2)(3).............................................      13,493       13,493            0         *
Karen M. Balaban(4)..............................................           0            0            0         *
John E. Barry(5).................................................      13,593       12,593        1,000         *
Luther R. Campbell, Jr.(6).......................................      15,393       15,393            0         *
M. Scott Clemens(2)(7)...........................................      20,093       18,593        1,500         *
David E. Hosler(8)...............................................     135,503      100,503       35,000          3.18
Noah W. Kreider, Jr. (4)(9)......................................      12,637       12,637            0         *
Richard B. Neiley, Jr.(10).......................................      13,593       13,593            0         *
G. Arthur Weaver(2)(11)..........................................      15,093       13,093        2,000         *
Robert L. Wechter(12)............................................      12,093       12,093            0         *

OTHER NAMED EXECUTIVE OFFICERS
-----------------------------------------------------------------
Mark J. Keyser(13)...............................................      51,306       51,306            0          1.21
Scott A. Orndorff(14)............................................      51,298       51,298            0          1.21
Steven D. Dyer(15)...............................................      47,247       46,222        1,025          1.11
All directors and named executive officers as a group (13
  persons)(16)...................................................     401,342      360,817       40,525          9.11%

------------------------

(1) Unless otherwise indicated, amount owned does not exceed 1% of the total number of shares of Common Stock outstanding on the Record Date.

(2) Indicates a nominee for election as a Class II director at the Meeting.

(3) Includes (i) 3,683 restricted shares awarded under the Company's Management Recognition Plan (the "MRP") that vest ratably over a five-year period over which Mr. Appel has voting control, and (ii) 7,910 shares that may be acquired upon the exercise of outstanding stock options.

(4) Indicates a nominee for election as a Class I director at the Meeting.

(5) Includes (i) 3,683 restricted shares awarded under the MRP that vest ratably over a five-year period over which Mr. Barry has voting control, and (ii) 7,910 shares that may be acquired upon the exercise of outstanding stock options.

(6) Includes (i) 3,683 restricted shares awarded under the MRP that vest ratably over five years over which Mr. Campbell has voting control, and (ii) 7,910 shares that may be acquired upon the exercise of outstanding stock options.

(7) Includes (i) 3,683 restricted shares awarded under the MRP that vest ratably over five years over which Mr. Clemens has voting control, and (ii) 7,910 shares that may be acquired upon the exercise of outstanding stock options.

(8) Includes (i) 35,593 restricted shares awarded under the MRP that vest ratably over five years over which Mr. Hosler has voting control and (ii) 59,321 shares that may be acquired upon the exercise of outstanding stock options, and (iii) 589 shares allocated to the account of Mr. Hosler under the ESOP.

(9) Includes (i) 3,683 restricted shares awarded under the MRP that vest ratably over five years over which Mr. Kreider has voting control, and (ii) 3,954 shares that may be acquired upon the exercise of outstanding stock options.

(10) Includes (i) 3,683 restricted shares awarded under the MRP that vest ratably over five years over which Mr. Neiley has voting control, and (ii) 7,910 shares that may be acquired upon the exercise of outstanding stock options.

(11) Includes (i) 3,683 restricted shares awarded under the MRP that vest ratably over five years over which Mr. Weaver has voting control, and (ii) 7,910 shares that may be acquired upon the exercise of outstanding stock options.

(12) Includes (i) 3,683 restricted shares awarded under the MRP that vest ratably over five years over which Mr. Wechter has voting control, and (ii) 7,910 shares that may be acquired upon the exercise of outstanding stock options.

(13) Includes (i) 14,095 restricted shares awarded under the MRP that vest ratably over five years over which Mr. Keyser has voting control, (ii) 26,695 shares that may be acquired upon the exercise of outstanding stock options, and (iii) 516 shares allocated to the account of Mr. Keyser under the ESOP. Subsequent to the Record Date, Mr. Keyser exercised all outstanding options and sold 36,695 shares of Common Stock.

(14) Includes (i) 14,095 restricted shares awarded under the MRP that vest ratably over five years over which Mr. Orndorff has voting control, (ii) 26,695 shares that may be acquired upon the exercise of outstanding stock options, and (iii) 508 shares allocated to the account of Mr. Orndorff under the ESOP.

(15) Includes (i) 14,095 restricted shares awarded under the MRP that vest ratably over five years over which Mr. Dyer has voting control, (ii) 26,695 shares that may be acquired upon the exercise of outstanding stock options, and (iii) 432 shares allocated to the account of Mr. Dyer under the ESOP.

(16) Includes (i) 107,342 restricted shares awarded under the MRP, (ii) 198,730 shares that may be acquired upon the exercise of outstanding stock options, and (iii) 2,045 shares allocated to the account of participants under the ESOP.

COMMITTEES OF THE BOARD OF DIRECTORS

    Pursuant to the Company's Bylaws, the Board of Directors is authorized to create an Audit Committee and such other permanent or temporary committees as it deems necessary. As of December 31, 1997, the Board of Directors had established a Nominating Committee, an Audit Committee and a Compensation Committee.

    The Nominating Committee makes recommendations to the Board of Directors with respect to qualifications and nominations of directors. The present members of the Nominating Committee are Messrs. Barry, Clemens, and Weaver. In determining its recommendations to the Company's Board, the Nominating Committee will consider nominees recommended by shareholders. The Nominating Committee met one time in 1997.

    The Audit Committee serves as the principal liaison among the Board of Directors, the Company's independent certified public accountants and the Company's internal audit staff in connection with the audit function. In addition, the Audit Committee makes recommendations to the Board of Directors concerning the designation of the Company's independent certified public accountants to audit the books and accounts of the Company and the performance of nonaudit services. The present members of the Audit Committee are Messrs. Campbell, Weaver and Wechter. The Audit Committee met two times in 1997.

    The Compensation Committee makes recommendations to the Board of Directors with respect to compensation of members of the Company's executive staff and makes awards under the Company's compensation plans. The members of the Compensation Committee are Messrs. Appel, Campbell and Neiley. The Compensation Committee met seven times in 1997.

BOARD MEETINGS

    During 1997, the Company Board of Directors held regular meetings. Each member of the Board attended at least 75% of the aggregate number of meetings of the Board and of committees of which such director is a member.

COMPENSATION PAID TO DIRECTORS

    Directors of the Company are paid an annual retainer which consists of $6,000 and 250 shares of Common Stock. Directors of Old Guard, Old Guard Fire and First Patriot, who are not also directors of the Company, receive an annual retainer of $5,400, $2,400, and $900, respectively, and each director of the Insurance Companies is entitled to receive a minimum annual retainer of $2,600 regardless of the number of boards on which he serves. No Board fees were paid to directors of First Delaware. Directors also receive up to $150 for each committee meeting attended. Directors of the Company, the Insurance Companies or First Delaware who receive a salary from the Insurance Companies or their affiliates are not entitled to receive an annual retainer or other additional compensation for services rendered as directors or committee members.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee is charged with the review and implementation of the compensation for the Company's executive officers, each of whom is an employee of Old Guard Insurance Management Co. ("OGIMC"), a Pennsylvania corporation and a subsidiary of the Company, that operates for the purpose of employing and paying the senior management of the Insurance Companies. The Compensation Committee also oversees the Company's management development and succession programs (the Compensation Committee shall be referred to herein as the "Committee").

    The Committee bases its compensation recommendations on information derived from multiple sources, including the Company's Human Resources Department, industry surveys, and recommendations of management. The Committee believes that consideration of these diverse sources of information helps to create a balanced and appropriate compensation program.

    The Committee has considered factors such as the following in establishing executive compensation:

    -   the personal performance of the executive officer;

    -   the achievement of annual corporate goals;

    -   the achievement of an acceptable return on equity; and

    - the need of the Company to attract, retain and motivate superior management.

    The consideration of these different factors permits the encouragement of corporate goals including but not limited to sustained and consistent management; enhancement of shareholder value; and the completion of strategic initiatives. Reflecting these different factors, the compensation program for executive officers to date contains several components;

    1. Base Salary--Base salary is based upon a general competitive review and a review of industry-specific data based on a peer group. The peer group is determined primarily by size of company and geographic locale. Base salary is discretionary on the part of the Committee and reflects corporate performance as well as an evaluation of the executive officer's performance of his or her duties. The Company generally sets its competitive salary midpoint for an executive officer position at the median level compared to those companies which it surveys. A salary range based on this midpoint is then developed. With respect to 1998, salaries were compared to a national peer group that has resulted in increases in base compensation for 1998.

    2. Senior Management Incentive Bonus Plan--This plan is discretionary on the part of the Committee and is designed to direct executive officer attention to the attainment of corporate performance. OGIMC is a party to a management agreement with each of the Insurance Companies. In awarding bonus compensation to the executive officers, the Committee considers all factors surrounding the executive's performance.

    3. Stock-based Compensation--On August 19, 1997, shareholders of the Company approved the Company's Stock Compensation Plan (the "Plan") and the MRP. The Committee made awards under each of the Plan and the MRP consistent with the awards disclosed in the 1997 proxy statement and also disclosed herein. The Committee believes that the Plan and MRP constitute an important part of the Company's compensation programs designed to encourage directors and employees of the Company, the Insurance Companies and First Delaware to increase their stake in the Company and to more significantly align their interests with those of the Company's shareholders. The Committee believes adoption and implementation of the Plan and the MRP has advanced the interests of the Company and its shareholders by giving participants a proprietary and vested interest in the Company and an increased incentive to contribute to the success of the Company. The Committee also believes that the implementation of the Plan and the MRP will continue to aid the Company in attracting, retaining, and encouraging competent and dedicated management level employees.

COMPENSATION OF EXECUTIVE OFFICERS

    The base salary of chief executive officer, David E. Hosler, was unchanged in 1997 compared to 1996 at his request so as not to be an issue in, or be affected by, the conversion of the three Insurance Companies from mutual to stock insurance companies. The base salaries of the other executive officers were adjusted by the Committee in December 1996. The total compensation of executive officers, composed of base salary and Senior Management Incentive Bonus Plan award and stock-based compensation was compared with compensation packages of similar officers within the insurance industry.

    The limits on full deductibility of compensation for the Company permitted by Internal Revenue Code Section 162(m) are not currently an issue for the Company inasmuch as compensation levels for Mr. Hosler and the Named Executive Officers do not exceed the $1,000,000 threshold figure. The Company will, of course, continue to monitor this issue and will take appropriate action to respond to developments and growth in compensation.

                                          COMPENSATION COMMITTEE
                                          James W. Appel, Chairperson
                                          Luther R. Campbell, Jr.
                                          Richard B. Neiley, Jr.

COMPENSATION PAID TO EXECUTIVE OFFICERS

    The following table sets forth information regarding the compensation of the Chief Executive Officer, the Chief Financial Officer, the Executive Vice President, and the Secretary and General Counsel of the Company for each of the years ended December 31, 1995, 1996 and 1997. The amounts below represent the aggregate compensation paid to such executive officers by OGIMC pursuant to OGIMC's management agreements with the Insurance Companies. No other executive officer of the Company received compensation in excess of $100,000 for the year ended December 31, 1997.

                                                                       OTHER                   SECURITIES
           NAME AND                                                   ANNUAL     RESTRICTED    UNDERLYING
           PRINCIPAL                                                  COMPEN-       STOCK       OPTIONS/        LTIP
           POSITION                YEAR      SALARY(1)     BONUS     SATION(2)    AWARDS(3)       SARS         PAYOUTS
-------------------------------  ---------  -----------  ---------  -----------  -----------  -------------  -----------
David E. Hosler, Chairman,            1997   $ 180,000   $  41,913   $  --        $ 658,471        59,321     $  --
  President and Chief Executive       1996     179,423      27,851      --           --            --            --
  Officer                             1995     174,769      10,501      --           --            --            --

Mark J. Keyser, Chief Financial       1997     124,272      12,730      --          260,758        26,695        --
  Officer and Treasurer               1996     110,878       8,160      --           --            --            --
                                      1995     101,539       8,000      --           --            --            --

Scott A. Orndorff, Executive          1997     123,808      11,280      --          260,758        26,695        --
  Vice President                      1996      98,144      10,368      --           --            --            --
                                      1995      85,777      10,000      --           --            --            --

Steven D. Dyer, Secretary &           1997      94,700      19,998      19,262(7)    260,758       26,695        --
  General Counsel                     1996      86,369       7,856      --           --            --            --
                                      1995      79,423       6,580      --           --            --            --

                                  ALL OTHER
           NAME AND                COMPEN-
           PRINCIPAL               SATION
           POSITION                (4)(5)
-------------------------------  -----------
David E. Hosler, Chairman,        $  10,600(6)
  President and Chief Executive      16,322(6)
  Officer                            16,370(6)
Mark J. Keyser, Chief Financial       5,612
  Officer and Treasurer               9,261
                                      8,540
Scott A. Orndorff, Executive          5,520
  Vice President                      8,494
                                      7,466
Steven D. Dyer, Secretary &           4,696
  General Counsel                     7,736
                                      6,327

------------------------

(1) Includes amounts which were deferred pursuant to Old Guard's 401(k) plan. Under the 401(k) plan, employees who elect to participate may elect to have earnings reduced and to cause the amount of such reduction to be contributed to the 401(k) plan's related trust in an amount up to 12% of earnings (This amount was reduced to 10% effective October 1, 1997). Any employee who has completed 1 year of service and has worked 1,000 hours in a plan year is eligible to participate in the 401(k) plan.

(2) OGIMC provided other benefits to the executive officers in connection with their employment. Except with respect to Mr. Dyer, the value of such personal benefits, which is not directly related to job performance, is not included in the table above because the value of such benefits does not exceed the lesser of $50,000 or 10% of the salary and bonus paid to any executive officer.

(3) Equals the dollar value of restricted stock awards determined by multiplying the closing market price of $18.50 on August 19, 1997, the date of the award, by the number of shares awarded.

(4) Includes amounts contributed under the 401(k) plan for the benefit of the executive officer. Old Guard will make a matching contribution equal to 100% of the employee's salary reduction up to a maximum of 3% of the employee's salary.

(5) Includes amounts contributed under a Profit Sharing Plan for the benefit of the executive officer.

(6) Includes the amount of insurance premiums paid by the Insurance Companies with respect to a split dollar term life insurance policy.

(7) Includes income resulting from the forgiveness of a loan previously made by the Company to Mr. Dyer to finance his legal education.

    The following table sets forth information concerning grants of stock options for the fiscal year ended December 31, 1997 to the named executive officers.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                     INDIVIDUAL GRANTS
                                ----------------------------
                                 NUMBER OF
                                SECURITIES     % OF TOTAL                                   POTENTIAL REALIZABLE VALUE AT
                                UNDERLYING    OPTIONS/SARS                                     ASSUMED ANNUAL RATES OF
                                 OPTIONS/        GRANTED       EXERCISE                   PRICE APPRECIATION FOR OPTION TERM
                                   SARS         IN FISCAL       OR BASE    EXPIRATION   --------------------------------------
                                GRANTED(1)        YEAR         PRICE(2)       DATE        0%(2)        5%(3)         10%(3)
                                -----------  ---------------  -----------  -----------  ----------  ------------  ------------
David E. Hosler...............      59,321          25.00%     $      10     02/11/07   $  504,229  $  1,194,132  $  2,253,011
Mark J. Keyser................      26,695          11.25%            10     02/11/07      226,908       537,370     1,013,876
Scott A. Orndorff.............      26,695          11.25%            10     02/11/07      226,908       537,370     1,013,876
Steven D. Dyer................      26,695          11.25%            10     02/11/07      226,908       537,370     1,013,876

------------------------

(1) All amounts represent non-qualified stock options; no SARs or SARs granted in tandem with options were granted during 1997. Except for certain exceptions, options are not exercisable following an optionee's voluntary termination of employment other than by reason of retirement or disability.

(2) In the case of each option grant, the exercise price per share was equal to the price at which Common Stock was sold in the initial public offering. The potential realizable value assuming no price appreciation represents the difference between the market price on the date of grant multiplied by the number of options granted.

(3) The dollar amounts set forth under these columns are the result of calculations assuming 5% and 10% price appreciation rates as required by Securities and Exchange Commission regulations and are not intended to indicate future price appreciation, if any, of the Common Stock.

    The following table sets forth information concerning the exercise of options to purchase shares of Common Stock by the Named Executives during the fiscal year ended December 31, 1997, as well as the number of securities underlying unexercised options and potential value of unexercised options (both options which are presently exercisable and options which are not presently exercisable) as of December 31, 1997.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTION/SAR VALUE(1)

                                                                                                    NUMBER OF      VALUE OF
                                                                                                   SECURITIES     UNEXERCISED
                                                                                                   UNDERLYING    IN-THE-MONEY
                                                                                                  OPTIONS/ SARS  OPTIONS/SARS
                                                                                                    AT FISCAL      AT FISCAL
                                                                                                      YEAR           YEAR
                                                                                      VALUE          END (#)       END($)(2)
                                                             SHARES ACQUIRED        REALIZED      EXERCISABLE/   EXERCISABLE/
                                                             ON EXERCISE(#)            ($)        UNEXERCISABLE  UNEXERCISABLE
                                                          ---------------------  ---------------  -------------  -------------
David E. Hosler.........................................                0                   0         59,321/0   $  541,304/$0
Mark J. Keyser..........................................                0                   0         26,695/0      243,592/ 0
Scott A. Orndorff.......................................                0                   0         26,695/0      243,592/ 0
Steven D. Dyer..........................................                0                   0         26,695/0      243,592/ 0

------------------------

(1) All amounts represent stock options. No SARs or SARs granted in tandem with stock options were either exercised during 1997 or outstanding at fiscal year end 1997.

(2) "In-the-money options" are stock options with respect to which the market value of the underlying shares of Common Stock exceeded the exercise price for such options. The fair market value of the underlying shares of Common Stock on December 31, 1997 was $19 1/8 per share.

EMPLOYMENT AGREEMENTS.

    CHIEF EXECUTIVE OFFICER. As of June 1, 1996, Mr. David E. Hosler entered into an Employment Agreement with the Company and OGIMC. The Employment Agreement has an initial three-year term and provides for automatic annual one-year extensions commencing on June 1, 1997 and continuing on each June 1 thereafter unless the Company or Mr. Hosler gives prior written notice of nonrenewal. Under the Employment Agreement, Mr. Hosler is entitled to receive an annual base salary of not less than $180,000. In addition, Mr. Hosler is entitled to participate in any other incentive compensation and employee benefit plans that the Company maintains. In the event the Company terminates Mr. Hosler's employment for "Cause" as defined in the Employment Agreement, Mr. Hosler would be entitled to receive his accrued but unpaid base salary and an amount for all accumulated but unused leave time. In the event the Company terminates Mr. Hosler's employment without Cause, Mr. Hosler would be entitled to receive an annual amount equal to the greater of (i) his highest base salary received during one of the two years immediately preceding the year in which he is terminated, or (ii) his base salary in effect immediately prior to his termination for the remainder of the term of the Employment Agreement. In addition, Mr. Hosler would be entitled to continuation annually during the remaining term of the Employment Agreement, of (i) an amount equal to the higher of the aggregate bonuses paid to him in one of the two years immediately preceding the year in which he is terminated and (ii) an amount equal to the sum of the highest annual contribution made on his behalf (other than his own salary reduction contributions) to each of the Company's tax qualified and nonqualified defined contribution plans (as such term is defined in Section 3(35) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) in the year in which he is terminated or in one of the two years immediately preceding such year. Mr. Hosler would also be entitled to certain retirement, health and welfare benefits.

    In the event Mr. Hosler terminates his employment with the Company for "Good Reason," as defined in the Employment Agreement, Mr. Hosler would be entitled to receive the same amounts and benefits he would receive if terminated without Cause. In the event Mr. Hosler terminates his employment with the Company without Good Reason, Mr. Hosler would be entitled to receive his accrued but unpaid base salary until the date of termination and an amount for all accumulated but unused leave time.

    In the event of Mr. Hosler's death or disability during the term of his Employment, Mr. Hosler and his eligible dependents or his spouse and her eligible dependents, as the case may be, would be entitled to receive certain cash amounts and certain health and welfare benefits.

    In the event that Mr. Hosler is required to pay any excise tax imposed under
Section 4999 of the Code (or any similar tax imposed under federal, state or local law) as a result of any compensation and benefits received under the Employment Agreement in connection with a change in control, the Company will pay to Mr. Hosler an additional amount such that the net amount retained by him, after the payment of such excise taxes (and any additional income tax resulting from such payment by the Company), equals the amount he would have received but for the imposition of such taxes.

    The Employment Agreement further provides that in the event Mr. Hosler's employment is terminated for Cause or without Good Reason prior to a "Change in Control," as defined in the Employment Agreement, Mr. Hosler may not, for a period of twelve months after the date of termination, without the prior written consent of the Company's Board of Directors, become an officer, director, shareholder or equity owner of 4.9% or more of any entity engaged in the property and casualty insurance business with its corporate headquarters located within fifty miles of Lancaster, Pennsylvania. In addition, during Mr. Hosler's employment and for a period of 12 months following the termination of his employment, except following a Change in Control, Mr. Hosler may not solicit, endeavor to entice away from the Company, its subsidiaries or affiliates, or otherwise interfere with the relationship of the Company or its subsidiaries or affiliates with any person who is, or was within the then most recent 12-month period, an employee or associate of the Company or any of its subsidiaries or affiliates.

    OTHER NAMED EXECUTIVE OFFICERS. As of June 1, 1996, Messrs. Mark J. Keyser, Scott A. Orndorff and Steven D. Dyer entered into Employment Agreements with the Company and OGIMC. The Employment Agreements have an initial three-year term and provide for automatic annual one-year extensions commencing on June 1, 1997 and continuing on each June 1 thereafter unless the Company or the respective executive officer gives prior notice of nonrenewal. Under the Employment Agreements, Messrs. Keyser, Orndorff and Dyer are entitled to receive annual base salaries of not less than $106,080, $94,000 and $87,200, respectively.

    In the event the Company terminates an Executive Officer's employment for "Cause," as defined in the Employment Agreement, the executive would be entitled to receive his accrued but unpaid base salary and an amount for all accumulated but unused leave time.

    In the event the Company terminates an Executive Officer's employment without Cause, the Executive Officer would be entitled to receive an amount equal to the greater of (i) his highest base salary received during one of the two years immediately preceding the year in which he is terminated, or (ii) his base salary in effect immediately prior to his termination for the two-year period, beginning with the date of termination. In addition, the Executive Officer would be entitled to continuation, for two years, of (i) an amount equal to the higher of the aggregate bonuses paid to him in one of the two years immediately preceding the year in which he is terminated and (ii) an amount equal to the sum of the highest annual contribution made on his behalf (other than his own salary reduction contributions) to each of the Company's tax qualified and non-qualified defined contribution plans (as such term is defined in Section 3(35) of ERISA), in the year in which he is terminated or in one of the two years immediately preceding such year. The Executive Officer would also be entitled to certain retirement, health and welfare benefits.

    In the event the Executive Officer terminates his employment with the Company for "Good Reason," as defined in the Employment Agreement, the Executive Officer would be entitled to receive the same amounts and benefits he would receive if terminated without Cause. In the event the Executive Officer terminates his employment with the Company without Good Reason, the Executive Officer would be entitled to receive his accrued but unpaid base salary and an amount for all accumulated but unused leave time.

    In the event of the Executive Officer's death or disability during the term of the Employment Agreement, the Executive Officer and his eligible dependents or his spouse and her eligible dependents, as the case may be, would be entitled to receive certain cash amounts and certain health and welfare benefits.

    In the event that the Executive Officer is required to pay any excise tax imposed under Section 4999 of the Code (or any similar tax imposed under federal, state or local law) as a result of any compensation and benefits received under his Employment Agreement in connection with a change in control, the Company will pay to the Executive Officer an additional amount such that the net amount retained by him, after the payment of such excise taxes (and any additional tax resulting from such payment by the Company), equals the amount he would have received but for the imposition of such taxes.

    The Employment Agreement for each Executive Officer further provides that in the event the Executive Officer's employment is terminated for Cause or he voluntarily terminates his employment prior to a "Change in Control," as defined in the Employment Agreement, the Executive Officer may not for a period of twelve months after the date of termination, without the prior written consent of the Company's Board of Directors, become an officer, director, shareholder or equity owner of 4.9% or more of any entity engaged in the property and casualty insurance business with its corporate headquarters located within fifty miles of Lancaster, Pennsylvania. In addition, during the Executive Officer's employment and for a period of 12 months following the termination of his employment, except following a Change in Control, the Executive Officer may not solicit, endeavor to entice away from the Company, its subsidiaries or affiliates, or otherwise interfere with the relationship of the Company or its subsidiaries or affiliates with any person who is, or was within the most recent 12-month period, an employee or associate of the Company or any of its subsidiaries or affiliates.

PERFORMANCE GRAPH

    Set forth below is a graph comparing the percentage change in the cumulative total shareholder return on the Common Stock against the cumulative total return on the Nasdaq Composite Index and the Nasdaq Insurance Index since March 31, 1997, the date on which the Common Stock commenced trading on the Nasdaq/National Market System. The graph assumes an initial investment of $100.00 with dividends, if any, reinvested over the periods indicated.

                                [GRAPH]

                                                                                   03/31/97     06/30/97     09/30/97     12/31/97
                                                                                  -----------  -----------  -----------  -----------
OGGI............................................................................      100.00       107.23       135.81       139.46
CCMP............................................................................      100.00       118.04       137.98       128.54
CINS............................................................................      100.00       115.64       127.83       126.22

OGGI = Old Guard Group, Inc., CCMP = NASDAQ Composite Index, CINS = NASDAQ Insurance Index.

ADDITIONAL INFORMATION REGARDING DIRECTORS AND OFFICERS.

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and any persons owning ten percent or more of the Company's common stock, to file in their personal capacities initial statements of beneficial ownership, statements of changes in beneficial ownership and annual statements of beneficial ownership with the Securities and Exchange Commission (the "SEC"). Persons filing such beneficial ownership statements are required by SEC regulation to furnish the Company with copies of all such statements filed with the SEC. The rules of the SEC regarding the filing of such statements require that "late filings" of such statements be disclosed in the Company's proxy statement. Based solely on the Company's review of any copies of such statements received by it, or written representations from directors and officers that no annual statements of beneficial ownership were required to be filed by such persons, the Company believes that all filings during 1997 were made on a timely basis except that Mr. Appel inadvertently neglected to file on a timely basis one such statement with respect to the acquisition of 500 shares of Common Stock. Mr. Appel's statement was filed seven days late.

                                  MATTER NO. 2
                      RATIFICATION OF INDEPENDENT AUDITORS

    The Board of Directors of the Company, in accordance with the recommendation made by the Company's Audit Committee, has appointed the firm of Coopers & Lybrand L.L.P., independent auditors, to provide certain accounting services for the Company and its subsidiaries during fiscal year 1998. Such appointment is being submitted to shareholders for ratification.

    Coopers & Lybrand L.L.P. has audited the books of account and financial statements of the Insurance Companies or certain of their affiliates since 1990. The Company has been advised that neither Coopers & Lybrand L.L.P. nor any of its partners possesses any other material direct or indirect relationship with the Company, its subsidiaries or its officers or directors, in their capacities as such. Representatives of Coopers & Lybrand L.L.P. are expected to attend the Meeting, will be afforded an opportunity to make a statement if they desire to do so and will be available to respond to questions from shareholders.

    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE 1998 FISCAL YEAR. The affirmative vote of a majority of all votes cast at the Meeting is required to ratify the appointment. Abstentions and broker non-votes will not constitute or be counted as "votes" cast for purposes of the Meeting. All proxies will be voted "FOR" ratification of the appointment unless a shareholder specifies to the contrary on such shareholder's proxy card.

                         SHAREHOLDER PROPOSALS FOR 1999

    The Company's Annual Meeting of Shareholders for 1998 will be held on or about May 11, 1999. Any shareholder desiring to submit a proposal to be considered for inclusion in the Company's 1998 proxy materials must submit such proposal or proposals in writing, addressed to Old Guard Group, Inc., 2929 Lititz Pike, P.O. Box 3010, Lancaster, Pennsylvania 17604-3010, Attention:
Corporate Secretary, on or before December 17, 1998.

                                 OTHER MATTERS

    The Board of Directors does not intend to bring any other matter before the Meeting and is not presently informed of any other business which others may bring before the Meeting. If any other matters should properly come before the Meeting, or any adjournment or adjournments thereof, however, it is the intention of the persons named in the accompanying proxy to vote on such matters as they, in their discretion, may determine.

    A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED DECEMBER 31, 1997, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED, WITHOUT CHARGE, FROM OLD GUARD GROUP, INC., 2929 LITITZ PIKE, P.O. BOX 3010, LANCASTER, PENNSYLVANIA 17604-3010, ATTENTION: INVESTOR RELATIONS.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          /s/ Steven D. Dyer

                                          Steven D. Dyer,
                                          Secretary

April 16, 1998

                   PLEASE SIGN, DATE AND MAIL YOUR PROXY NOW.

                                REVOCABLE PROXY

                             OLD GUARD GROUP, INC.

                        Annual Meeting of Shareholders

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


    The undersigned hereby appoints John E. Barry and Steven D. Dyer, with full powers of substitution, to act as attorneys and proxies for the undersigned, to vote all shares of common stock of Old Guard Group, Inc., which the undersigned is entitled to vote at the Annual Meeting of Shareholders, to be held at the Eden Resort Inn, located at the intersection of Route 272 and Route 30, Lancaster, Pennsylvania on Tuesday, May 12, 1998 at 10:00 a.m. and at any adjournments thereof, as follows:

           (Continued and to be dated and signed on the reverse side)

                Please Detach and Mail in the Envelope Provided

A  / X /    Please mark your
            vote as in this
            sample

1. To elect three Class II directors to hold office for three years from the date of election and to elect two additional Class I directors to hold office for two years from the date of election and each to hold office until their successors shall have been elected and qualified.

      FOR                    WITHHOLD AUTHORITY
all nominees listed       to vote for all nominees
                              listed at right
      / /                          / /






WITHHOLD AUTHORITY to vote for any individual nominee, strike a line through that nominee's name in the list at right.

Nominees:

Class I:
Karen M. Balaban
Noah W. Kreider, Jr.

Class II:
James W. Appel
M. Scott Clemens
G. Arthur Weaver


2. To ratify the appointment by the Company's Board of Directors and Coopers & Lybrand L.L.P. as the Company's independent auditors for the Company's fiscal year ended December 31, 1998.

                          FOR    AGAINST   ABSTAIN
                          / /      / /       / /


     The Board of Directors recommends a vote "FOR" each of the listed propositions.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE
SPECIFIED, THIS PROXY WILL BE VOTED "FOR" EACH OF THE PROPOSITIONS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, INCLUDING MATTERS RELATING TO THE CONDUCT OF THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

    Should the undersigned be present and elect to vote at the Meeting or at any adjournment thereof, then the power of said attorneys and prior proxies shall be deemed terminated and of no further force and effect. The undersigned may also revoke his or her proxy by filing a subsequent proxy or notifying the Secretary of his or her decision to terminate his or her proxy.

     The undersigned acknowledges receipt from Old Guard Group, Inc. prior to the execution of this proxy of notice of the Meeting, and a Proxy dated April 15, 1998.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

-------------------------------------------------------------------------------
  SIGNATURE OF SHAREHOLDERS           PRINT NAME OF SHAREHOLDERS      DATE

Note: Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.